As filed with the Securities and Exchange Commission on December 19, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTEGRATED SILICON SOLUTION, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0199971
(State of Incorporation)	(I.R.S. Employer Identification Number)

1940 Zanker Road

San Jose, CA 95112

(Address of Principal Executive Offices)

2007 INCENTIVE COMPENSATION PLAN

STAND-ALONE STOCK OPTION AGREEMENT

(Full title of the plans)

Scott Howarth

President and Chief Financial Officer

INTEGRATED SILICON SOLUTION, INC.

1940 Zanker Road

San Jose, CA 95112

(Name and address of agent for service)

(408) 969-6600

(Telephone number, including area code, of agent for service)

Copy to:

J. Robert Suffoletta

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Telephone: (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (Shares)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value, approved for issuance under the 2007 Equity Compensation Plan	7,000,000(2)	$6.41(3)	$44,870,000	$1,377.51
Common Stock, $0.0001 par value, approved for issuance under the Stand-Alone Stock Option Agreement, dated February 21, 2006	100,000	$6.33(4)	$633,000	$19.43
Total:			$45,503,000	$1,396.94

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Incentive Compensation Plan or the Stand-Alone Stock Option Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	The number of shares of the Registrant’s Common Stock being registered under this registration statement with respect to the 2007 Incentive Compensation Plan includes up to an aggregate of 4,000,000 shares of Common Stock subject to options outstanding under the Registrant’s 1998 Stock Plan, the Registrant’s Nonstatutory Stock Plan and the Registrant’s 1995 Director Stock Option Plan, which were previously registered pursuant to registration statements on Form S-8 (registration numbers: 333-95282, 333-26135, 333-44281, 333-50679, 333-76991, 333-56800, 333-84404, 333-101378 and 333-144006) (the “Prior Registration Statements”), that shall be transferred to the 2007 Incentive Compensation Plan and will be reserved for issuance under the 2007 Incentive Compensation Plan if such options expire without being exercised. The Registrant is filing post-effective amendments to such Prior Registration Statements to reflect the transfer of such shares to this Registration Statement.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on $ 6.41, the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on December 14, 2007.

(4)	Calculated in accordance with Rule 457(h) based on $ 6.33, the exercise price per share of the Registrant’s Common Stock issuable pursuant to the terms of the Stand-Alone Stock Option Agreement.

INTEGRATED SILICON SOLUTION, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

1. The Registrant’s Annual Report on Form 10-K for the year ending September 30, 2007, filed on December 18, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated January 7, 1995, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware General Corporation Law or (iv) for transactions from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent provided by Delaware law, including those circumstances where indemnification would otherwise be discretionary under Delaware law. The Registrant believes that indemnification under its Bylaws covers at least negligence on the part of indemnified parties. The Bylaws authorize the use of indemnification agreements and the Registrant has entered into such agreements with each of its directors and officers.

The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933.

Delaware law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Registrant’s Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to foregoing provisions and agreements, the Registrant has been informed that the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	2007 Incentive Compensation Plan *

4.2	Form of Notice of Grant of Stock Option for the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan *

4.3	Form of Notice of Grant of Restricted Stock Units for the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan *

4.4	Form of Notice of Grant of Restricted Stock for the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan *

4.5	Stand-Alone Stock Option Agreement, dated February 21, 2006, by and between Integrated Silicon Solution, Inc. and Scott Howarth **

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)

23.3	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on page II-4)

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 14, 2007 pursuant to Section 13(a) of the Exchange Act.

**	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 23, 2006 pursuant to Section 13(a) of the Exchange Act.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 18, 2007.

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ Scott Howarth
Scott Howarth, President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jimmy S.M. Lee and Scott Howarth, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitution or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jimmy S.M. Lee Jimmy S.M. Lee	Director and Chief Executive Officer (Principal Executive Officer)	December 18, 2007

/s/ Scott Howarth Scott Howarth	President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	December 18, 2007

/s/ Kong Yeu Han Kong Yeu Han	Director	December 18, 2007

/s/ Melvin Keating Melvin Keating	Director	December 18, 2007

/s/ Ping K. Ko Ping K. Ko	Director	December 18, 2007

/s/ Keith McDonald Keith McDonald	Director	December 18, 2007

Bryant Riley	Director

/s/ Bruce A. Wooley Bruce A. Wooley	Director	December 18, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	2007 Incentive Compensation Plan *

4.2	Form of Notice of Grant of Stock Option for the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan *

4.3	Form of Notice of Grant of Restricted Stock Units for the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan *

4.4	Form of Notice of Grant of Restricted Stock for the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan *

4.5	Stand-Alone Stock Option Agreement, dated February 21, 2006, by and between Integrated Silicon Solution, Inc. and Scott Howarth **

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)

23.3	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on page II-4)

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 14, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934.

**	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 23, 2006 pursuant to Section 13(a) of the Exchange Act.